VOXX (2018 Q1 Results) July 11, 2017

Corporate Speakers:

•	Glenn Wiener; VOXX; IR

•	Patrick Lavelle; VOXX; President and CEO

•	Michael Stoehr; VOXX; SVP

Participants:

•	James Medvedeff; Cowen and Company; Analyst

•	Austin Lee; Nebula Capital; Analyst

•	Unidentified Participant;;

PRESENTATION

Operator: Good day, ladies and gentlemen, and welcome to the VOXX Fiscal 2018 First Quarter Results Conference Call.

(Operator Instructions)

As a reminder, this conference call is being recorded.

I would now like to introduce your host for today's conference, Mr. Glenn Wiener, Investor Relations. You may begin.

Glenn Wiener: Welcome to VOXX International's Fiscal 2018 First Quarter Results Conference Call. Our call today is being webcast on our website, www.voxxintl.com, and a replay will be available for those who are unable to make today's call. Speaking from management this morning will be Pat Lavelle, President and Chief Executive Officer and Michael Stoehr, Senior Vice President and our Chief Financial Officer.

Following their prepared remarks, we'll have a Q&A session for those investors wishing to ask questions.

Before we begin, I'd like to remind everyone that except for historical information contained herein, statements made on today's call and webcast that would constitute forward-looking statements are based on currently available information.

The company assumes no responsibility to update any such forward-looking statements and risk factors associated with our business are detailed in our Form 10-K for the period ended February 28, 2017. At this time, I'd like to turn the call over to our President and CEO, Pat Lavelle. Pat?

Patrick Lavelle: Thank you, Glenn, and good morning, everyone. I'll begin today with a discussion around our pending sale of Hirschmann, an exciting development we announced just a few weeks ago. Mike will then cover our Q1 results and our balance sheet, and then I'll provide more color around our segments. It's been quite busy at VOXX and we believe we're taking all the right steps to unlock value and position the company for the future. Starting with Hirschmann -- we acquired Hirschmann in 2012 for EUR87.6 million, which at that time was equivalent to $114. 4 million. As you saw from our announcement just a few weeks ago, we signed a definitive agreement to sell Hirschmann to a subsidiary of TE Connectivity,

EUR148.5 million or approximately USD 167. 5 million, and this would be subject to net cash and working capital adjustments.

The deal has not closed at this point so there are limitations in what we can disclose, but I'll do discuss the rationale behind the sale, the impact to VOXX and why we believe this is a good deal for our company and our shareholders. Hirschmann has been around for over 90 years. They have exceptional technology, great customers and during our ownership, have developed a strong pipeline for tuner and antenna contracts. They have a great business and our other OEM operations have benefited from working with their team and collaborating on future technologies. While we believe Hirschmann has a bright future, there were several reasons behind the proposed sale. First, the capital needed to ensure they remain at the forefront of technology. Specifically, the R&D component is immense. We spent over $16 million in engineering and R&D expenses and over $49 million in total operating expenses last fiscal year.

As a VOXX holding and based on the contract flow we are working on, we expect this to increase in the coming years. Second, while they are profitable and have grown since we acquired them, the cash we have received from operations has not been high. The only cash is the interest on the indebtedness to VOXX. Third, the financial benefit to our balance sheet. As of fiscal 2017 year-end, we had approximately $111 million in total debt and long-term debt of just under $98 million. With this proposed sale, we expect net proceeds to be approximately $160 million, which means we'll be in a position to pay down our debt entirely of cash on hand and full access to our banking facilities.

Additionally, the savings on interest payments will enable us to significantly reduce the loss of profitability associated with Hirschmann. And fourth, we maintain a strong position within Automotive. We are only selling the business that we acquired back in 2012, which includes Hirschmann's antenna, smart antenna, multi-digital tuner and commercial asset-tracking business.

We retain all of our other OEM operations and our automotive aftermarket business, rear-seat infotainment where we enjoy the market-leading position for years, car security and remote start systems and modules, app-based vehicle security solutions, keyless entry products, eFob and telematics.

We continue to sell all of these today and we have a number of OEM contracts in place with several for our new EVO-based rear-seat infotainment systems beginning this year, the first two with GM and Ford. Last fiscal year, we posted over $337 million in automotive sales and Hirschmann comprised approximately 50% of this. Lastly, use of proceeds -- as I mentioned earlier, assuming the transaction closes as planned on August 31, we will clean up our balance sheet, remove our interest payments and free up cash flow to invest in other areas of our business. We will have the resources to pursue accretive acquisitions that are complementary to our existing business line and our focus will be to acquire within the domestic market where we can leverage our existing infrastructure and generate greater cash flow. I absolutely believe Hirschmann was a great acquisition at the time we acquired them and the same holds true with this transaction. The proposed sale is at approximately 1x sales and 11. 5x EBITDA and that could improve based on adjustments upon closing and a strengthening euro.

I'm going to turn the call over to Michael now and he will review our first quarter financial results, and then I'll come back and provide more color around our performance and discuss our business model moving forward before opening the question -- or the call to questions. Mike?

Michael Stoehr: Thanks, Pat. Good morning, everyone. Net sales were up for the comparable quarter by $3. 6 million or 2. 3% and, within this, Premium Audio was the primary driver. Premium Audio sales were up $5. 6 million or 17. 4%, Automotive was essentially flat and Consumer Accessories were down $1. 8 million or 4. 2%. Our gross margins came in lower than planned, but I want to caution everyone that there were some extenuating factors that impacted margins, which we believe will be short-lived. Within Premium Audio, gross margins were down 760 basis points as we disposed of inventory that was earmarked for one retailer that filed for bankruptcy.

And we phased out older sound bar models to pave the way for new products coming to market in Q2 and the second half of the year. We expect some pressure on -- in Q2, but not at these levels, and then we expect margins to be restored. Operating expenses of $51. 6 million declined by $1. 6 million or 3. 1%. SG&A expenses increased by approximately $1. 2 million as a result of new employees at Klipsch to support growth, higher advertising fees, expenses related to implementation of a new payroll and time sheet system and a slight increase in benefits, among other factors.

This was partially offset by lower occupancy costs and lower professional fees. Engineering and tech support expenses declined by $2. 9 million. We reported an operating loss of $7. 8 million versus an operating loss of $7. 1 million in last fiscal year's first quarter and the primary reason for this year-over-year change was lower gross margins even though sales increased and expenses declined. Interest and bank charges were up modestly by approximately $200,000. There was no change in equity income from our ASA joint venture. Other net was up $500,000 over fiscal 2017 first quarter. Net loss was $4. 9 million versus a net loss of $6. 1 million in quarter one of fiscal 2017.

Net loss attributable to VOXX was $3 million or loss of $0. 13 per basic and diluted share. This compares to a net loss attributable to VOXX of $4. 3 million or a loss per basic and diluted share of $0. 18 in the comparable period last year. As for EBITDA, we reported EBITDA loss of $1. 3 million versus EBITDA of $131,000 and adjusted EBITDA was a loss of $1. 1 million versus adjusted EBITDA of $300,000 when comparing fiscal 2018 and fiscal 2017 first quarter. Moving on to the balance sheet. Our cash position as of May 31, 2017 was $8. 1 million compared to $7. 8 million as of February 28, 2017. Cash receivable, net of $89. 9 million, remain relatively flat, approximately $750,000. Accounts payable, net of $71. 7 million, increased by approximately $10. 5 million as a result of higher inventory purchases.

Inventory of $165. 4 million increased by $12. 4 million and this was principally due to a higher inventory within our Premium Audio and Consumer Accessories segments, higher inventory related to our acquisition of Rosen and an increase in Hirschmann as well. Our total debt as of May 31, 2017, less our current portion of long-term debt and less debt issuance costs, stood at $102. 3 million, an increase of $4. 5 million. Our domestic credit facility debt increased by $4. 5 million, which was the main driver, and everything else was roughly in line when comparing the periods.

You can find a breakout of our debt position in Footnote 15 of our Form 10-Q. Lastly, we are in compliance with our financial covenants and have the working capital needed to support our operations. I'll now turn the call back over to Pat. Pat?

Patrick Lavelle: Okay. Moving on to the business segments, I'll provide a little more detail around our Q1 performance and the expectations moving forward. Starting with consumer accessories -- as Mike noted, sales were down 4. 2%. Several older model categories were down year-over-year, which was expected. The good news is that we've experienced growth in wireless speakers and good growth within our 808 Audio product lines and Project Nursery. We also grew internationally as we continue to benefit from the digital broadcasting upgrade in Germany, which is boosting sales of our DVB-T2 antennas and satellite boxes. However, in the first quarter, one of our key customers changed their procurement algorithms, which negatively impacted sales in the first quarter. Essentially, they're using up in-store inventory and distribution center inventory. However, sell-through at store level this year is significantly greater than last year and we expect this will result in increased orders once this normalizes. We anticipate this to resolve itself shortly, but it has impacted the first month of Q2. Domestically, within 808, we have several new products and we'll introduce a new 808 Alexa product in the fall. We have new RCA surveillance cameras also planned for fall launch. Project Nursery is growing. We have great distribution with key baby retailers and with Best Buy. We will announce the details of our new health and fitness program when we deliver initial orders in Q3, which will have a positive impact to the second half of the year. We have seen growth in our B2B antenna sales over the past year. Programmer disputes within cable, satellite and local broadcasters have driven service providers to purchase antennas so subscribers don't miss top local events. This will result in increased antenna sales as we recently made an agreement to provide antennas to a major service provider.

And EyeLock. We're making progress and expect to see increased perimeter access sales as iris authentication becomes more commonplace within security systems. Additionally, EyeLock continues to focus on commercialization efforts for mobile and IoT devices and we expect to provide an update on our progress in the very near future.

Internationally, we are building momentum. Schwaiger and Oehlbach reported year-over-year increases in sales of digital broadcast antennas, receivers and accessories. And throughout the year, we will be adding to our portfolio and focusing on expanding the Schwaiger home automation line.

In Premium Audio, sales growth continued. In fiscal 2017, we saw a turnaround of this segment as sales were up 18. 6% last year and, in Q1 of fiscal 2018, they were up 17. 4%. Internationally, sales were up and we made strategic distribution changes in our core EMEA markets that have paid off. We also upgraded distribution in Australia and China, both of which have led to double-digit growth and a more robust forecast through the APAC region.

In the first quarter, we saw growth in sound bar sales in Germany and with our Magnat high-end audio speakers. We also launched a variety of 808 Bluetooth speakers and the Magnat entry-level sound bars. In Q2, we will be introducing a Magnat high-end amplifier and a new Mac Audio line of micro and mini-Wi-Fi systems.

Domestically, we are very pleased to report that Klipsch and our ASA joint venture have teamed up and engineered its first marine audio system under the Klipsch brand exclusively for MasterCraft. All MasterCraft boats will now include premium concert-level sound from Klipsch Audio and ASA as standard equipment. We expect that this collaboration will lead to additional opportunities for both Klipsch and ASA.

Additionally, we have seen significant growth in new stream systems, sound bars and the Heritage Wireless product line and we will be launching the new Klipsch Stream products at Magnolia Home Entertainment, which balances domestic distribution and gives Klipsch Stream a position at one of the preeminent specialty retailers in the world. We are also making progress in our Jamo redesign initiatives, similar to what we did with Klipsch roughly 18 months ago.

And with respect to automotive, I'll start with the aftermarket. For decades, we've enjoyed a very strong presence with 12-Volt specialists and automotive retailers. Though in recent years, the industry as a whole has been down. We have taken steps over the past several quarters to lessen the impact of the decline in legacy categories such as audio and, most notably, satellite radio and we have expanded our assortment and distribution.

As for the OEM business, I'm pleased to report that Hirschmann, Code, and Invision all grew in the first quarter with OEM sales up over 7. 7%. We still will report Hirschmann sales until the transaction closes and we anticipate a full quarter in Q2. When we report in October, we will provide additional details on Hirschmann's historical financials and our expectations without Hirschmann in the mix.

In closing, we have known all along that there is value in our assets despite our stock price. This is proven by the pending sale of Hirschmann. We expect to have a clean balance sheet, cash on hand and access to capital. We have a clear strategy to improve profitability and unlock value. We see areas to lower fixed expenses and we intend to pursue accretive acquisitions where we can leverage existing overhead and drive sustainable profitability and higher cash flow.

I want to thank you all for your support.

And at this time, we will open the call for questions. Operator?

QUESTIONS AND ANSWERS

Operator: (Operator Instructions)

James Medvedeff from Cowen and Company.

James David Medvedeff: Hi good morning guys.

Unidentified Participant: Good morning James.

Unidentified participant: Morning.

James David Medvedeff: So I have a question about the high tax rate. What's driving that? Or is that just -- does that sort itself out for the rest of the year? Or how should we think about that?

Michael Stoehr: The tax rate is coming from that we have losses in the U. S. and we have profits in Europe. And when you add the two together, based upon the effect of tax rate, it comes out this quarter to be 45%. It will be bouncing around. When we get to the second quarter report, I will bring everybody current on the taxes and the tax impact of the acquisition.

James David Medvedeff: The other question that I had was, it looks like inventory took a -- I know you're clearing some inventory in premium audio, but the inventory looks quite -- actually came in a bit higher than we had expected and the turn seemed to be kind of low. Is there anything else going on with product movement? Or is this work in process or raw materials? Or what's happening in inventory?

Patrick M. Lavelle: Well, within the Premium Audio space, we did have an overhang coming in. Mike alluded to the fact that we had a customer that went bankrupt on the last month of our fourth quarter. Inventory was held back that we had to move. So we came through with a little bit heavier than we anticipated. We expect that, that inventory position will be cleared in the second quarter. Margins will start to resume.

And we expect by the beginning of our third quarter, which is our biggest quarter, we will see margins back to normal within our premium audio space. But other than the fact that we are carrying a little bit more at Hirschmann and a little bit more in accessories, getting ready for some of the launches that we have anticipated, that's the primary reason for the increase in the overhead -- in the inventory, excuse me.

James David Medvedeff: Okay. And then, thanks. And then on the P&L, so selling expenses were up and G&A was about flat and engineering and tech support were down. So the question is how should I think about those line items? Does the selling expense stay high like this for the rest of the year? Or -- and what is behind the drop in engineering and tech support?

Patrick M. Lavelle: All right. As far as the overhead, when we look at the selling expenses, we have expanded -- based on the success of Klipsch over the last year, we've expanded some advertising. We also brought on additional help because of the activity there. We may -- not may -- we will be making some adjustments to that, but I would expect that, that would run higher than last year.

In the case of our G&A, we expect it to run pretty well flat with where we were last year. And then, when we look at R&D expense and engineering expense, a lot of our programs have launched. Some of the new programs are scheduled to launch in the end of the second quarter, beginning of the third quarter. So we expect to see some lower expenses there. However, the expenses within that group is also impacted by NRE payments and NRE payments are scheduled for a particular quarter.

However, sometimes they don't come in, in that particular quarter. They fall into the next quarter and that could impact the expense line for R&D and engineering. But all in all, we expect to see a lowering of R&D expenses based on the number of new products that we introduced last year. And again, we're just coming up on the end of some of the new launches, which means the R&D is pretty much behind us in those categories.

Operator: [Austin Lee] from Nebula Capital.

Unidentified Participant: Hi. Thanks guys. Congrats on the deal with Hirschmann. I just had a few questions in regards to what do you plan to do with the cash. I guess, starting off, you said you were looking to focus on domestic acquisitions. Is there going to be any repatriation charge? What do the taxes look like on bringing that cash back here to make domestic acquisitions?

Patrick M. Lavelle: I'll let Mike answer that question.

Michael Stoehr: The way the monies will come back to us is when will be the payment of the company debt. There will be a distribution -- a dividend, which we've applied with the application so you don't get double taxed. As I said, we have -- the company has a lot of NOLs so the tax impact on this transaction will be minimal.

Unidentified Participant: Perfect. And then, along with unlevering the balance sheet, it seems like the share price for the stock is incredibly low. Obviously, with the sale of Hirschmann, we're seeing it $167 million. Currently, the market cap with a publicly-traded stock is lower than that. Have you guys considered, with bringing up your debt covenants, a buyback program at all?

Patrick M. Lavelle: At this point, we have not considered that because of the fact that we believe that a better use for the funds is certainly to look at accretive acquisitions that generate more revenue, and again, additional profitability.

When we acquire domestically, what we're seeking is to acquire a company whereby we can utilize our existing overhead, saving overhead at the acquired company and spreading overhead against our three primary domestic subsidiaries so that they also have lower overhead.

Unidentified Participant: Okay. And then, just one more question. It looks like you guys are expecting use of cash, like you said, to unlever the balance sheet. What is the estimated interest expense savings that you guys are looking at by paying off all that debt?

Patrick M. Lavelle: We anticipate it'll probably lower our interest expense by about $5 million a year.

Unidentified Participant: Perfect.

Michael Stoehr: That's also inclusive of any fees and audit fees. They come with the asset-based lump, which will be addressed.

Unidentified Participant: Okay. Thank you very much guys. That about does it for me.

Michael Stoehr: Thank you.

Operator: Thank you. And again ladies and gentlemen, to ask a question please press star and then one now. And I am showing no further questions from our phone line. Ladies and gentlemen, thank you for participating.

Patrick M. Lavelle: Okay. Thank you, all. Thank you for joining us this morning and your support of VOXX. Have a good day.

Operator: Thank you. This does conclude the program and you may all disconnect. Everyone, have a wonderful day.

Patrick M. Lavelle: Bye-bye.